Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-146280

Filed September 27, 2007

EATON VANCE CORP.

US$500,000,000 6.500% 10-Year Senior Notes

Issuer:	Eaton Vance Corp.
Type:	SEC Registered
Ratings:	A3 (stable) / A- (stable) (Moody’s / S&P)
Size:	US $500,000,000
Trade Date:	September 27, 2007
Settlement Date:	October 2, 2007 (T+3 days)
Maturity:	October 2, 2017
Semi-Annual Coupon:	6.500%
Interest Payment Dates:	Semiannually on the 2nd of each April and October, commencing on April 2nd, 2008
Public Offering Price:	99.862%
Treasury Benchmark:	UST 4.75% due August 15, 2017
Treasury Price:	$101-13+
Treasury Yield:	4.569%
Re-offer Spread vs. Treasury	+195 bps
Yield to Maturity:	6.519%
First Coupon:	April 2nd, 2008
Change of Control Repurchase:	At 101% of principal plus accrued and unpaid interest if issuer subject to a Change of Control Repurchase Event.
Make-Whole Call:

At any time, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the notes being redeemed and the remaining principal and interest payments on the notes being redeemed discounted at the applicable Treasury Rate plus 30 bps.

Day Count:	30/360
Minimum Denomination / Multiples:	$1,000 / $1,000
Joint Bookrunners:	Citi Merrill Lynch & Co.
Senior Co-Manager:	UBS Securities LLC
Co-Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC
CUSIP / ISIN:	278265AC7 / US278265AC73

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, any related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, Citi or Merrill will arrange to send you the prospectus and any related prospectus supplement if you request it by calling (i) Citigroup Global Markets Inc. toll free at 1-877-858-5407, or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.

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